Exhibit 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 4, 1997, which appears on page 47 of the 1996 Annual Report to Shareholders of Ingersoll-Rand Company, which is incorporated by reference in Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statements Schedule, which appears on page 22 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Morristown, New Jersey
August 20, 1997